News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO 973-575-1300, ext. 1202 mnc@merrimacind.com

Merrimac Reports Record Fiscal Year 2004 Sales
and Fifth Consecutive Profitable Quarter

WEST CALDWELL, N.J., April 1, 2005: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM®), today announced results for the fourth quarter and fiscal year 2004.

Sales for the fourth quarter of 2004 were $7,786,000, a $55,000 decrease compared to fourth quarter 2003 sales of $7,841,000. Fourth quarter 2003 sales included $226,000 from rate increases in prior year contract costs on certain U.S. Government contracts. Gross profit for the fourth quarter was $3,091,000 or 39.7 percent of sales as compared to fourth quarter 2003 gross profit of $3,369,000 or 43.0 percent of sales. Gross profit percentage in 2003 included a 2.9 percent increase reflecting income from the government contract rate increases. Gross profit and gross profit percentage in 2004 were negatively impacted by $83,000 or approximately 1.1 percentage points resulting from the decline in U.S. dollar exchange rates when compared to the Canadian dollar.

Operating income in the fourth quarter of 2004 was $202,000, compared to operating income of $581,000 in the fourth quarter of 2003. Operating income for the fourth quarter of 2004 reflects $225,000 of employee incentive compensation and profit sharing expense. In addition to the previously mentioned foreign exchange impact on gross profit of $83,000, operating income was further impacted negatively by $76,000 of foreign currency conversion losses resulting from unfavorable U.S. dollar exchange rates compared to the Canadian dollar during the fourth quarter of 2004. Operating income in the fourth quarter of 2003 included $210,000 of income from the government contract rate increases.

Net income for the fourth quarter of 2004 was $209,000 compared to net income of $500,000 for the fourth quarter of 2003. Net income was $.07 per diluted share for the fourth quarter of 2004 compared to net income of $.16 per diluted share for the fourth quarter of 2003, which included $.07 per share from the government contract rate increases.

For fiscal year 2004, sales increased 13.3 percent to $30,949,000, establishing a record for the Company, compared to sales of $27,322,000 for fiscal year 2003. Gross profit for fiscal year 2004 was $12,910,000 or 41.7 percent of sales as compared to $10,577,000 or 38.7 percent of sales for fiscal year 2003. Gross profit and gross profit percentage increased due to the higher sales level and the associated increase in utilization of the Company's manufacturing facilities, better product mix and the benefits from cost containment and restructuring programs instituted during 2003.

Operating income for fiscal year 2004 totaled $1,367,000 as compared to an operating loss for fiscal year 2003 of $(856,000). Operating income for 2004 reflects $225,000 of employee incentive compensation and profit sharing expense. Expenses associated with bank modification agreements incurred during the second quarter, additional professional fee expenses and the accelerated amortization of deferred financing costs in connection with our prior bank facilities totaling approximately $400,000 and personnel restructuring charges of $160,000 negatively impacted results for fiscal year 2003. In addition, fiscal 2003 included $210,000 of income from the government contract rate increases previously noted.

Net income for fiscal year 2004 was $1,198,000. Net loss for fiscal year 2003 was $(914,000), which includes the aggregate impact of $400,000 of expenses associated with the bank modification agreements and personnel restructuring charges of $160,000 recorded during the last three quarters of 2003, which was partially offset by $210,000 of income from the government contract rate increases and gains on dispositions of assets of $104,000.

For fiscal year 2004 net income per share was $.38. For fiscal year 2003, the net loss per share was $(.29), which included the aggregate impact of $(.13) per share of expenses associated with the bank modification agreements and $(.05) per share personnel restructuring charges taken during the last three quarters of 2003, which were partially offset by $.07 per share of income from the government contract rate increases and gains on the dispositions of assets of $.03 per share.

The backlog at year-end 2004 was $12.9 million, an increase of $500,000 or approximately 4.0 percent compared to the backlog of $12.4 million at year-end 2003. Orders received during the fourth quarter of 2004 totaled $8.2 million and were approximately 5.4 percent above fourth quarter 2004 sales. Orders received for fiscal year 2004 totaled $31.5 million, establishing a record for the Company and were approximately 2.2 percent above fiscal year 2004 sales.

Chairman and CEO Mason N. Carter commented, "Achieving the record sales of over $30.9 million for 2004 and fifth consecutive profitable quarter is a significant accomplishment for our Team. Other financial results reflecting consistent performance include:

•	Gross profit greater than 40 percent for three of four quarters and 41.7 percent for the year, compared to 38.7 percent for the prior year.

•	Cash increased during 2004 by $1.7 million to a total of $3.7 million, which approximates the amount of current and long-term debt.

•	Record orders of $31.5 million.

•	Debt repayments of $1.5 million.

•	Working capital of $8.5 million and current ratio of 2.9 to 1.

Beyond important financial accomplishments we continued to introduce new state-of-the-art products including Zapper® Wireless Components, a family of Zapper® Delay Lines, WiMAX connectivity solutions and custom Multi-Mix® products for challenging applications."

Mr. Carter continued, "We received an important patent for our Multi-Mix® PICO products. This revolutionary breakthrough in microwave design and manufacturing delivers miniaturized single and multifunction product solutions. This patent further supports our Multi-Mix® Product/Market Strategy and provides further protection for our intellectual property. We continue our commitment to product development and plan to continue to commercialize our leading edge Multi-Mix® technology for mission critical applications requiring high performance, high frequency and high power solutions."

Investors are invited to participate in the financial results conference call on Friday April 1, 2005 at 4:15 p.m. (Eastern) by dialing 1-800-231-9012 (for International callers: 1-719-457-2617) ten minutes prior to the scheduled start time, and reference the Merrimac Industries fourth quarter 2004 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 2706749.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

http://phx.corporate-ir.net/playerlink.zhtml?c=73209&s=wm&e=1045642

If you are unable to participate during the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com.

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, assemblies and subsystems, Multi-Mix PICO® components and micro-multifunction modules (MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix® process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and has approximately 240 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM® and Total Integrated Packaging Solutions® are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and its Canadian subsidiary Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; general economic and industry conditions; the possibilities of impairment charges to the carrying value of our Multi-Mix(R) assets, thereby resulting in charges to our earnings; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the Company's acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; failure of our Original Equipment Manufacturer, or OEM, customers to successfully incorporate our products into their systems; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations

	Quarter Ended (Unaudited)
	January 1, 2005	January 3, 2004
Net sales	$7,786,000	$7,841,000
Gross profit	3,091,000	3,369,000
Selling, general and administrative expenses	2,493,000	2,361,000
Research and development	396,000	396,000
Restructuring charge	—	31,000
Operating income	202,000	581,000
Interest and other expense, net	(59,000)	(107,000)
Income before income taxes	143,000	474,000
Benefit for income taxes	(66,000)	(26,000)
Net income	209,000	500,000
Net income per common share - basic and diluted	$.07	$.16
Weighted average number of shares outstanding – basic	3,133,000	3,121,000
Weighted average number of shares outstanding – diluted	3,171,000	3,130,000

	Year Ended
	January 1, 2005	January 3, 2004
Net sales	$30,949,000	$27,322,000
Gross profit	12,910,000	10,577,000
Selling, general and administrative expenses	9,820,000	9,536,000
Research and development	1,723,000	1,737,000
Restructuring charge	—	160,000
Operating income (loss)	1,367,000	(856,000)
Interest and other expense, net	(265,000)	(271,000)
Gain on disposition of assets	—	104,000
Income (loss) before income taxes	1,102,000	(1,023,000)
Benefit for income taxes	(96,000)	(109,000)
Net income (loss)	1,198,000	(914,000)
Net income (loss) per common share - basic and diluted	$.38	$(.29)
Weighted average number of shares outstanding – basic	3,127,000	3,121,000
Weighted average number of shares outstanding − diluted	3,154,000	3,121,000

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	January 1, 2005	January 3, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,166,000	$453,000
Income tax refunds receivable	98,000	136,000
Accounts receivable	6,473,000	6,299,000
Inventories	2,931,000	3,188,000
Other current assets	583,000	482,000
Deferred tax assets	676,000	542,000
Total current assets	12,927,000	11,100,000
Property, plant and equipment, net	15,584,000	17,222,000
Restricted cash	1,500,000	1,500,000
Other assets	747,000	854,000
Deferred tax assets	439,000	221,000
Goodwill	3,378,000	3,123,000
Total Assets	$34,575,000	$34,020,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current portion of long-term debt	$905,000	$954,000
Other current liabilities	3,558,000	3,341,000
Total current liabilities	4,463,000	4,295,000
Long-term debt, net of current portion	2,778,000	4,208,000
Deferred compensation	54,000	89,000
Deferred liabilities	34,000	48,000
Deferred tax liabilities	648,000	542,000
Total liabilities	7,977,000	9,182,000
Stockholders' equity	26,598,000	24,838,000
Total Liabilities and Stockholders' Equity	$34,575,000	$34,020,000